EXHIBIT 10.13b

THE PMI GROUP, INC.

STOCK UNIT AGREEMENT

The PMI Group, Inc. (the “Company”) hereby grants you,                              (the “Director”), the number of Stock Units under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) indicated below. Subject to the provisions of Appendix A and of the Plan, the principal features of this award are as follows:

Date of Grant:

Number of Stock Units:

Vesting of Stock Units: 100% of the Stock Units shall vest upon the first to occur of (1) the fifth anniversary of the Date of Grant or (2) the cessation of your service as a Non-employee Director for any reason.

This award is subject to all of the terms and conditions contained in Appendix A and the Plan. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

THE PMI GROUP, INC.

Charles F. Broom
Senior Vice President

APPENDIX A

TERMS AND CONDITIONS OF STOCK UNIT GRANT

1. Grant of Stock Units. The Company hereby grants to the Director under the Plan the number of Stock Units indicated on the first page of this Agreement subject to the terms and conditions set forth in this Agreement and the Plan. When Shares are paid to the Director in payment for the Stock Units, par value will be deemed paid by the Director for each Stock Unit by services rendered by the Director, and will be subject to the appropriate tax withholdings.

2. Company’s Obligation to Pay. On any date, a Stock Unit has a value equal to the Fair Market Value of one Share. Unless and until the Stock Units have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Director will have no right to payment of the Stock Units. Prior to actual payment of any vested Stock Units, Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Payment after Vesting. Subject to Section 5, Stock Units that vest will be paid to the Director (or in the event of the Director’s death, to his or her estate) in full Shares (with the balance, if any, in cash) as soon as practicable following the date of vesting. A Director may elect, at the discretion of the Committee and in accordance with the Plan and rules established by the Committee, to defer delivery of the proceeds due with respect to his or her vested Stock Units.

4. Death of Director. Any distribution or delivery to be made to the Director under this Agreement will, if the Director is then deceased, be made to the Director’s designated beneficiary. If no beneficiary survives the Director, the administrator or executor of the Director’s estate, notwithstanding the Specified Participant six (6) month delay as described below. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5. Specified Participant. Notwithstanding any contrary Plan provision, any payment(s) that are required to be made under the Plan or this Agreement to a Specified Participant due to his or her Termination of Service (other than due to death) shall be accumulated during the first six (6) months following the Termination of Service and shall instead be paid on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter, unless the Director dies during such six (6) month period, in which case, the Stock Units will be paid to the Director’s estate as soon as practicable following his or her death, subject to Section 7. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

A “Specified Participant” means a Participant who, as of the date of his or her Termination of Service, is a key employee of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company if he or she meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 (the “Identification Date”). In this connection, the definition of compensation under Treasury regulation section 1.415(c)-2(a) will be used, applied as if no safe harbor provided in Treasury regulation section 1.415(c)-2(d) were used, no elective special timing rules provided in Treasury regulation section 1.415(c)-2(e) were used, and no elective special rules provided in Treasury regulation section 1.415(c)-2(g) were used. If a Participant is a key employee of the Company as of any Identification Date, then he or she will be treated as such for the entire 12-month period beginning on the first day of the fourth month following the Identification Date.

6. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Stock Units that have not vested pursuant to the Vesting Schedule or the Plan at the time of the Director’s Termination of Service for any or no reason shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

7. Withholding of Taxes. The Company will withhold a portion of the payment due with respect to vested Stock Units that has an aggregate market value sufficient to pay the federal, state, and local income, employment, and any other applicable taxes, if any, required to be withheld by the Company, unless the Company, in its sole discretion, either requires or otherwise permits the Director to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no payment will be made to the Director (or his or her beneficiary or estate) for Stock Units unless and until satisfactory arrangements (as determined by the Committee) have been made by the Director with respect to the payment of any income and other taxes that the Company determines must be withheld or collected with respect to the Director’s vested Stock Units. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from amounts payable to the Director, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to this Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Director. By accepting this award, the Director expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 7.

8. Rights as Stockholder. Subject to Section 9, neither the Director nor any person claiming under or through the Director will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Director. After such issuance, recordation, and delivery, the Director will have all the rights of a stockholder of the Company with respect to such Shares.

9. Dividends and Distributions. The Director shall be entitled to receive dividends and distributions paid on Shares underlying the Stock Units. Any dividends or other distributions automatically shall be deemed reinvested in Stock Units (the “Dividend Stock Units”). Dividend Stock Units shall be subject to the same terms and conditions as the Stock Units, including any deferral election.

10. No Effect on Service. The transactions contemplated hereunder and the Vesting Schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued service for any period of time. The terms of the Director’s service shall not be affected by the grant of this award.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company, in care of Human Resources, The PMI Group, Inc., 3003 Oak Road, Walnut Creek, CA, 94597, or at such other address as the Company may hereafter designate in writing.

12. Grant is Not Transferable. Except as otherwise expressly provided herein, this grant, and the rights and privileges conferred hereby, may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the Company and the Director.

14. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which the appropriate class of stock is then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable, and (d) the lapse of a reasonable period of time following the date of vesting of the Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, a Director’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

17. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Director, the Company, and all other interested persons. No member of the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement constitutes the entire understanding of the Company and the Director on the subjects covered, including the Director’s right to receive a grant of stock units under Section 8 of the Plan. The Director is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Director, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Stock Units.

21. Amendment, Suspension or Termination of the Plan. By accepting this award, the Director expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Director understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

22. Notice of Governing Law. This award of Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

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